UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2013 (October 27, 2013)

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Lisa Beeson as Chief Operating Officer; Resignation of Brian D. Jones From Such Role

On October 27, 2013, Brian D. Jones resigned as Chief Operating Officer of American Realty Capital Properties, Inc. (the "Company"), effective November 7, 2013. Simultaneous with Mr. Jones’ resignation, the Board of Directors of the Company appointed Lisa Beeson as the Company’s Chief Operating Officer, effective November 7, 2013.

Ms. Beeson, 48, held the position of Managing Director and Head of Global Real Estate M&A at Barclays Capital from September 2008 until October 25, 2013. Ms. Beeson previously held the same position at Lehman Brothers from September 2006 until September 2008 and joined Barclays Capital in September 2008 following the acquisition of Lehman Brothers’ U.S. Investment Banking operations. Prior to joining Lehman Brothers, Ms. Beeson was a Managing Director at Morgan Stanley and Wachovia Securities. Over her 25 years of investment banking, Ms. Beeson has worked on transactions with an aggregate value exceeding $400 billion, including in excess of $150 billion in the lodging, gaming and real estate sectors. Ms. Beeson has been the lead advisor on numerous real estate transactions.

Employment Contract

On October 21, 2013, ARC Properties Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of the Company, entered into an employment agreement with Ms. Beeson, to be effective November 7, 2013. The employment agreement provides for an initial three-year term that will automatically renew for additional one-year periods unless either party provides 60 days’ notice of non-renewal prior to the end of the then current term. Under her employment agreement, Ms. Beeson will serve as Chief Operating Officer of the Company and will report to Nicholas S. Schorsch, the Company’s Chief Executive Officer and Chairman of the Board of Directors. Ms. Beeson will also report to any successor Chief Executive Officer of the Company.

Ms. Beeson’s employment agreement provides for a base salary of $450,000 per year. Within thirty days following the Effective Date, Ms. Beeson will receive a retention grant consisting of (i) a $750,000 cash payment and (ii) a number of restricted shares of the Company’s common stock equal in value to $750,000 (the “Retention Equity Grant”). One-third of the Retention Equity Grant will vest on each of the first, second and third anniversaries of the Effective Date.

In addition, for years commencing after December 31, 2013, Ms. Beeson will be entitled to receive annual cash and equity incentive bonuses in amounts equal to a percentage of her base salary determined based on the level of satisfaction of annual performance goals, as follows:

Annual Cash Incentive Bonus (Percentage of Base Salary)			Annual Equity Incentive Bonus (Percentage of Base Salary)
Threshold	Target	Maximum	Threshold	Target	Maximum
100%	150%	200%	150%	200%	250%

Any annual equity incentive award will be paid in the form of restricted shares of the Company that will be subject to time-based vesting. In addition, effective on the date the Company becomes self-managed, Ms. Beeson will be eligible to participate in the ongoing outperformance plan of the Company with a designated participation percentage that that is anticipated to be 3.75%.

In the event of Ms. Beeson’s termination as result of her death or disability, the Retention Equity Grant and any previously granted annual equity incentive bonus awards will fully vest.

In the event of Ms. Beeson’s termination by the Operating Partnership without cause (as defined in the employment agreement) or upon a change of control (as defined under Maryland law) which occurs more than twelve months after the Effective Date and results in a negative impact on Ms. Beeson’s duties and responsibilities, subject to her execution of a release, Ms. Beeson will be entitled to receive an amount equal to the sum of (x) twelve month’s base salary and (y) an amount equal to the threshold level of the annual cash incentive bonus for the calendar year of termination, payable in installments over the twelve month period following the date of termination. In addition, upon such termination, the Retention Equity Grant will fully vest and any previously granted annual equity incentive bonus awards will continue to vest over the prescribed schedule in the Company’s Equity Plan.

In the event Ms. Beeson voluntarily resigns other than for a change of control or a non-renewal of the term, then subject to her execution of a release, Ms. Beeson will receive an amount equal to twelve months’ base salary, payable in equal installments over the twelve month period following the date of termination and health benefits for twelve months.

The foregoing descriptions of the employment agreement with Ms. Beeson is only a summary and is qualified in its entirety by reference to the employment agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q.

Item 8.01. Other Events.

On October 29, 2013, the Company issued a press release announcing the appointment of Lisa Beeson as Chief Operating Officer of the Company.

A copy of the press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

October 29, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors